UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):

November 26, 2007

IDEARC INC.

(Exact name of registrant as specified in its charter)

Delaware	1-32939	20-5095175
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2200 West Airfield Drive, P.O. Box 619810, DFW Airport, Texas 75261

(Address of Principal Executive Offices)

(972) 453-7000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 27, 2007, Idearc Inc. (the “Corporation”) announced that Andrew Coticchio left his position as Executive Vice President, Chief Financial Officer and Treasurer of the Corporation, effective as of November 26, 2007. Mr. Coticchio will remain with the Corporation through December 31, 2007, and, during such time, will provide consulting and transition related services at the request of the President and Chief Executive Officer of the Corporation. The Board of Directors of the Corporation (the “Board”) has instituted a search for a new Chief Financial Officer and Treasurer.

In the interim, the Board appointed Samuel D. (Dee) Jones, age 44, as acting Chief Financial Officer and Treasurer of the Corporation, effective as of November 26, 2007. Mr. Jones is currently Senior Vice President – Investor Relations of the Corporation and has served in that role since November 2006. Prior to that time, he served as Executive Director – Financial Planning and Analysis from June 2002 to October 2006, and Executive Director – International Sales and Operations from June 2000 to May 2002. Mr. Jones has been with the Corporation and its predecessors for more than 24 years.

Effective as of November 26, 2007, the Human Resources Committee of the Board approved the following compensation levels for Mr. Jones during such time as Mr. Jones serves as acting Chief Financial Officer and Treasurer of the Corporation: (i) an annual base salary of $240,000, (ii) a 2007 short-term incentive compensation target equal to 65% of his annual base salary, and (iii) a 2007 long-term incentive compensation target equal to 135% of his annual base salary. The performance and other conditions for the 2007 short- and long-term incentive awards were established by the Board on February 15, 2007, and are described in the Corporation’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 22, 2007.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IDEARC INC.

By:	/s/ William G. Mundy
Name:	William G. Mundy
Title:	Executive Vice President,
General Counsel and Secretary

Date: November 28, 2007

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